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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
The Home Depot, Inc.:


We consent to incorporation by reference in the Registration Statements Nos. 333-91943 and 333-01385 on Form S-8 of The Home Depot, Inc. of our report dated April 4, 2003, relating to the statements of net assets available for benefits of The Maintenance Warehouse FutureBuilder as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report appears in the December 31, 2002 annual report on Form 11-K of The Maintenance Warehouse FutureBuilder.

                                                       /s/ KPMG LLP







Atlanta, Georgia
June 26, 2003